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                       APPLE SOUTH, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            YEARS ENDED DECEMBER 31, 1995, 1994, 1993, 1992 AND 1991
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNT)



                                                                                                        1ST QUARTER  1ST QUARTER
                                                   1991       1992       1993       1994       1995        1995         1996
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Earnings:
Earnings before income taxes...................  $   5,845      9,887     19,193     29,960     34,429       8,496       (8,587)
Amortization of capitalized interest...........         33         39         49         72        115          27           36
Interest expense...............................      2,824      2,193      2,205      3,184      6,284       1,294        1,978
Interest portion of rent expense (a)...........      2,349      2,518      2,969      3,413      4,486         969        1,295
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Earnings available for fixed charges.........  $  11,051     14,637     24,416     36,629     45,314      10,786       (5,278)
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Fixed Charges:
Interest expense...............................  $   2,824      2,193      2,205      3,131      6,189       1,276        1,943
Capitalized interest...........................         47        185        218        673      1,074         203           97
Interest expense of 50% owned subsidiary.......                                          53         95          18           35
Interest portion of rent expense (a)...........      2,349      2,518      2,969      3,413      4,486         969        1,295
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Total fixed charges..........................  $   5,220      4,896      5,392      7,270     11,844       2,466        3,370
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Ratio of Earnings to Fixed Charges.............       2.12       2.99       4.53       5.04       3.83        4.37        (1.57)
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------


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(a)  One-third of rent expense is the portion deemed representative of the interest factor.